Exhibit 99.2

August 3, 2020 CF Finance Acquisition Corporation Investor Presentation

Disclaimer

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Grosvenor Capital Management Holdings, LLLP ("GCM Grosvenor") and CF Acquisition Corp. ("CFAC"), including statements regarding the benefits of the transaction and the anticipated timing of the transaction. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would" and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CFAC's securities, (ii) the risk that the transaction may not be completed by CFAC's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CFAC, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of CFAC, the satisfaction of the minimum trust account amount following redemptions by CFAC's public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, (v) the effect of the announcement or pendency of the transaction on GCM Grosvenor's business relationships, performance, and business generally, (vi) risks that the transaction disrupts current plans of GCM Grosvenor and potential difficulties in GCM Grosvenor employee retention as a result of the transaction, (vii) the outcome of any legal proceedings that may be instituted against GCM Grosvenor or against CFAC related to the transaction, (viii) the ability to maintain the listing of the post-transaction stock on the The Nasdaq Stock Market, (ix) volatility in the price of CFAC's securities, (ix) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (x) the risk of downturns in the highly competitive asset management industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of CFAC's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the joint registration statement/proxy statement on Form S-4 discussed below and other documents filed by CFAC from time to time with the U.S. Securities and Exchange Commission (the "SEC"). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GCM Grosvenor and CFAC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither GCM Grosvenor nor CFAC gives any assurance that either GCM Grosvenor or CFAC will achieve its expectations.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. CFAC and GCM Grosvenor Inc. intend to file a registration statement on Form S-4 that includes a joint proxy statement/prospectus. The proxy statement/prospectus will be sent to all CFAC stockholders. CFAC and GCM Grosvenor Inc. also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CFAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CFAC through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

CFAC and GCM Grosvenor Inc. and their respective directors and officers may be deemed to be participants in the solicitation of proxies from CFAC's stockholders in connection with the proposed transaction. Information about CFAC's directors and executive officers and their ownership of CFAC's securities is set forth in CFAC's filings with the SEC, including CFAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 6, 2020. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Information Sources

This communication has been prepared for use by CFAC and GCM Grosvenor in connection with the transaction. The information herein does not purport to be all-inclusive. The information herein is derived from various internal and external sources, with all information relating to the business, past performance, results of operations and financial condition of CFAC derived entirely from CFAC and all information relating to the business, past performance, results of operations and financial condition of GCM Grosvenor derived entirely from GCM Grosvenor. No representation is made as to the reasonableness of the assumptions made with respect to the information herein, or to the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance.

No Representations

No representations or warranties, express or implied, are given in respect of this presentation. To the fullest extent permitted by law in no circumstances will CFAC or GCM Grosvenor, or any of their respective subsidiaries, affiliates, stockholders, representatives, partners, directors, officers, employees, advisors or agents, be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this presentation, its contents (including without limitation any projections or models), any omissions, reliance on information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith, which information relating in any way to the operations of GCM Grosvenor has been derived, directly or indirectly, exclusively from GCM Grosvenor and has not been independently verified by CFAC. Neither the independent auditors of CFAC nor the independent auditors of GCM Grosvenor audited, reviewed, compiled or performed any procedures with respect to any projections or models for the purpose of their inclusion in this presentation and, accordingly, neither of them expressed any opinion or provided any other form of assurances with respect thereto for the purposes of this presentation.

Use of Projections or Modeling Information

The financial projections, estimates and targets in this presentation are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond CFAC's and GCM Grosvenor's control. While all financial projections, estimates and targets are necessarily speculative, GCM Grosvenor, which has provided the operational information and assumptions relating thereto, and CFAC believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates utilized by GCM Grosvenor underlying the projected, expected or targeted results are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets.

Use of Non-GAAP Financial Measures

This presentation includes certain historical and forward-looking non-GAAP financial measures. These non-GAAP measures are in addition to and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, net income, operating income or any other performance measures derived in accordance with GAAP. Reconciliations of non-GAAP measures to their most directly comparable GAAP counterparts are included in Appendix I to this presentation.

GCM Grosvenor prepared these non-GAAP measures of financial results and believes that they provide useful supplemental information to investors about GCM Grosvenor. GCM Grosvenor's management uses these non-GAAP measures to evaluate GCM Grosvenor's historical and projected financial and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and therefor GCM Grosvenor's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

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Presenters

GCM Grosvenor Executives



Michael Sacks
Chairman and CEO
GCM Grosvenor

- Mr. Sacks joined GCM Grosvenor in 1990 and became CEO in 1994
- Mr. Sacks leads the Office of the Chairman
- Prior to joining GCM Grosvenor, Mr. Sacks was associated with Harris Associates L.P.



Jonathan Levin
President
GCM Grosvenor

- Mr. Levin joined GCM Grosvenor in 2011 and became President in 2017
- Prior to joining GCM Grosvenor, Mr. Levin was the Treasurer and Head of Investor Relations at KKR
- Prior to his role as Treasurer and Head of Investor Relations, Mr. Levin worked in KKR's private equity business, focused on financial services



Stacie Selinger
Managing Director
GCM Grosvenor

- Ms. Selinger joined GCM Grosvenor in 2015 and became Head of Strategy and Corporate Development in 2017
- Prior to joining GCM Grosvenor, Ms. Selinger worked in the Investment Banking Division of Morgan Stanley where she worked with clients in the transportation and infrastructure sectors on financings, mergers and acquisitions, and strategic advisory work



Kevin Buchheit
Executive Director
GCM Grosvenor

- Mr. Buchheit joined GCM Grosvenor in 2016 and became an Executive Director in Strategy and Corporate Development in 2019
- Prior to joining GCM Grosvenor, Mr. Buchheit held positions at Water Street Healthcare Partners, a middle market healthcare private equity firm, and Morgan Stanley's Investment Banking division

Sponsors/Investors



Howard Lutnick
Chairman and CEO
Cantor Fitzgerald

- Joined Cantor Fitzgerald in 1983 and was appointed President and CEO in 1991
- Chairman and CEO of BGC Partners, Inc. (NASDAQ: BGCP), Executive Chairman of Newmark Group, Inc. (NASDAQ: NMRK) and Chairman and CEO of CF Finance Acquisition Corp.
- Longest serving CEO of any U.S. Federal Reserve Primary Dealer



Michael Klein
Founder and CEO
M. Klein & Company

- Former Senior Executive at Citigroup overseeing Global Investment Banking
- Chairman and CEO of Churchill Capital Corp (Clarivate), Churchill Capital Corp II, and Churchill Capital Corp III (Multiplan), and Churchill Capital Corp IV

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4 Cantor is the largest broker - dealer private partnership on Wall Street with over $300 trillion of financial transactions annually covering more than 5,000 fixed income and equities clients; Cantor is 1 of 24 Primary Dealers of U.S. Treasuries Cantor’s Financial and Real Estate Services businesses have over 12,000 employees primarily across Cantor Fitzgerald, BGC Partners, Inc. (NASDAQ: BGCP) and Newmark Group, Inc. (NASDAQ: NMRK ) Michael Klein’s first SPAC resulted in successful business combination with Clarivate, which has since announced the acquisition of Decision Resources Group and CPA Global; his third SPAC recently announced a business combination with MultiPlan Michael Klein recently completed the successful capital raise for his fourth SPAC, Churchill Capital Corp IV, raising $ 1.8bn; represents the second largest SPAC in history globally The combination of Cantor Fitzgerald and M . Klein & Company provides extensive capital markets experience and access to a significant list of institutional clients Cantor Fitzgerald, founded in 1945, is a leading Investment Bank led by a highly experienced executive team in Howard Lutnick, Chairman and CEO and Anshu Jain, President M . Klein & Company, led by its highly experienced Chairman and CEO, Michael Klein (formerly Head of Investment Banking at Citigroup) is a leading advisory firm with a strong history of successful acquisitions M. Klein & Company Cantor Fitzgerald Overview of Sponsors/Investors M. Klein & Company

5 ▪ CF Finance Acquisition Corp. ("CFAC") is purchasing interests of GCM Grosvenor at a pre - money valuation of $1,500 million 1 ▪ GCM Grosvenor stockholders will retain $1,381 million in equity, resulting in pro forma economic ownership of 71.4% ▪ $150 million associated with selling shareholders, including Hellman & Friedman ▪ Following the transaction, up to $309 million in cash will be available to reduce net debt, and fund operations and future growth ▪ Sponsors, along with additional investors, to invest $225 million of new capital through a private placement › $ 30 million from Cantor and $10 million from M . Klein & Company › $185 million from additional investors ▪ Transaction closing as soon as practicable ($mm) $ % SPAC cash - in - trust $283 15.0% PIPE financing 225 11.9% Sponsors 40 2.1% Additional investors 185 9.8% GCM Grosvenor equity rollover 1,381 73.1% Total sources $1,890 100.0% Key transaction t erms Equity sources ($mm) $ % GCM Grosvenor equity rollover $1,381 73.1% Secondary share purchases 150 7.9% Cash to balance sheet 309 16.3% Transaction expenses & other 50 2.6% Total uses $1,890 100.0% Equity uses Transaction Summary 1 Prior to adjustment for certain considerations .

6 External partner since 1998 Transition external partner Maintain management ownership at historic levels Improve stability and increase opportunity Embedded growth supports business combination Transaction Rationale Strengthen balance sheet

7 ¹ AUM as of March 31 , 2020 for private markets strategies and as of June 30 , 2020 for absolute return strategies . 2 As of June 30 , 2020 . ▪ Throughout our 50 year history, GCM Grosvenor has been a leading alternative investments solutions provider ▪ Invests capital through customized separate accounts and specialized funds across one platform which spans the entire alternatives investing universe ▪ ESG and diversity are core firm values ▪ Deep and tenured client relationships. Over 500 institutional clients ▪ 485 employees 2 in 7 primary offices around the globe operating in a “one firm”, process - driven platform Flexible implementation platform Broad and deep investment capabilities Customiz ed separate accounts 77% Specializ ed funds 23% % of AUM AUM: $ 57bn¹ AUM: $ 57bn¹ Largest Independent Open Architecture Alternative Asset Platform GCM Grosvenor is at the center of the alternatives universe

8 Culture is a Defensible Asset GCM Grosvenor’s culture is reflected in the stability of our internal team and external relationships Culture of compliance – tone at the top Culture of service – we succeed when our clients succeed Culture of excellence – people and performance Culture of diversity , equality and inclusion Strong alignment of interests x x x x x

Key Investment Highlights Attractive public company investment opportunity Stable and growing relationships with diversified and long tenured client base Deep bench of talent and strong corporate culture Identified opportunities for further incremental growth Embedded growth in revenue and profitability from the business today, with significant momentum Large and growing addressable market Strong performing business that spans the full spectrum of the alternatives universe 9

22.7 24.0 23.6 22.4 24.7 27.0 21.4 24.9 26.5 28.7 34.2 38.0 $50.1 $53.8 $57.7 $58.8 $66.6 $72.7 2017 2018 2019 2020E 2021E 2022E 10 Absolute return strategies FPAUM¹ Private markets FPAUM¹ Contracted but not yet fee - paying and other² AUM growth AUM ($bn ) ¹ Fee - paying assets under management . ² ‘Other’ includes mark to market, insider capital and non fee - paying AUM . $5.4bn of contracted but not yet fee - paying AUM as of Q1 2020 is expected to become fee - paying in the near term Consistent and Stable Business with Strong Embedded Growth CAGR ’17 – ’19 ’19 – ’22E AUM 7 .4% 8.0%

Stable Absolute Return Strategies Positioned for Growth Average fee rate (actual/projected) 0.86% 0.78% 0.74% 0.65% 0.74% 0.75% Run rate fee rate at 8 % gross returns 0.88% 0.85% 0.79% 0.76% 0.77% 0.78% Customized separate accounts FPAUM Specialized funds FPAUM Funds raised but not yet fee - paying FPAUM and fee growth 11 FPAUM ($bn), Total fees ($mm) CAGR ’17 – ’19 ’19 – ’22E FPAUM 1.9% 4.7% Total fees (4.8%) 3.6% 15.4 17.3 17.4 16.5 18.2 19.9 7.3 6.7 6.2 5.9 6.5 7.1 $0.8 $0.3 $0.0 $22.7 $24.0 $23.6 $23.2 $25.0 $27.0 $193 $183 $175 $150 $174 $195 12 3 8 3 19 24 182 180 167 148 155 171 2017 2018 2019 2020E 2021E 2022E Management fees 1 Net incentive fees attributable to GCM Grosvenor 2 Total fees attributable to GCM Grosvenor Note : Please refer to "Use of Non - GAAP Financial Measures" for additional information regarding the non - GAAP measures included in this presentation . 1 Excludes fund expense reimbursement revenue . 2 Reflects annual performance fees . The amount of FPAUM subject to an annual performance fee increased 26% between 12/31/17 and 6/30/20

17.1 19.1 20.3 21.7 24.1 26.8 4.3 5.8 6.2 7.0 10.1 11.2 $21.4 $24.9 $26.5 $28.7 $34.2 $38.1 127 132 151 155 195 215 5 2 8 1 4 5 132 133 159 156 199 220 2017 2018 2019 2020E 2021E 2022E 12 Customized separate accounts FPAUM Specialized funds FPAUM Management fees 1 Blended mgmt. fee rate 0.61% 0.57% 0.59% 0.56% 0.62% 0.59% FPAUM ($bn), Total fees ($mm) Private Markets Activities Growing Strongly FPAUM and fee growth CAGR ’17 – ’19 ’19 – ’22E FPAUM 11.1% 12.8% Total fees 9.9% 11.4% Note : Please refer to "Use of Non - GAAP Financial Measures" for additional information regarding the non - GAAP measures included in this presentation . 1 Excludes fund expense reimbursement revenue . 2 Reflects the sum of annual performance fees and net carried interest . 3 2017 - 2019 numbers are presented pro forma as though the Mosaic transaction that occurred on 3 / 4 / 2020 had occurred on 1 / 1 / 2017 , for comparability purposes . Net incentive fees attributable to GCM Grosvenor 2,3 Total fees attributable to GCM Grosvenor 3

$4.3 $5.8 $6.2 $7.0 $10.1 $11.2 $32 $37 $51 $52 $82 $95 2017 2018 2019 2020E 2021E 2022E 13 Growth of Specialized Funds Focused on Private Market Investment Activities ▪ Opportunity to access alternative asset classes in a strategy - specific or broadly diversified way ▪ Multi - year investment period ▪ Diversified across geography, type, funding level and vintage year FPAUM and fee growth Specialized funds FPAUM Management fees CAGR ’17 – ’19 ’19 – ’22E FPAUM 19.6% 21.6% Management fees 26.5% 23.4% FPAUM ($bn), Management fees ($mm)

14 Note : Year shown reflects the year of initial fund launch ; Except for the GCF and CIS fund series and the SPAC Sponsorship, all other funds pay catch - up fees going back to the date of launch . 1 SPAC sponsorship activities listed as value of founder shares rather than revenue potential . 2 LIF has not held final close . 3 Assumes $ 140 mm of initial Sponsor Shares with 25 % forfeited on deal closing . Run - rate annual revenue of 2020+ funds 1 GCF III: $7.5mm revenue Advance I: $7.0mm revenue CIS III: $ 5.5mm revenue LIF II: $19.3mm revenue MAC III: $15.8mm revenue GSF 2020: $12.8mm revenue $68mm mgmt. fees + significant liquid equity value $105mm founder s hares equity value 3 Co - invest Diverse Managers Infrastructure Labor Impact Multi - Asset Class Secondaries ($mm) SPAC Sponsorship 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2009 GSF I $ 182 GSF II $ 704 GSF 2020 $1,500 ( target) 3.9x 2.1x Advance I $ 1,000 ( target) GCF I $ 250 GCF II $ 539 GCF III $800 ( target) 2.2x 1.5x CIS II $643 CIS III $1,000 ( target) 1.6x MAC I $206 MAC II $983 MAC III $ 1,750 ( target) 4.8x 1.8x LIF I $842 2 LIF II $1,750 ( target) 2.1x CIS I $538 1.2x SPAC I $350 ( target) SPAC II $350 ( target) Scalability of Specialized Fund Franchise

15 ¹ We received an A+ rating from PRI for our approach to strategy and governance, and an A+ rating for ESG integration in private equity manager selection, approval, and monitoring . For the full GCM Grosvenor PRI Transparency Report and assessment methodology, visit the Principles for Responsible Investment website . Absolute Returns Strategies and Strategic Investment Group Investment - related data as of January 1 , 2020 ; Private Equity, Infrastructure and Real Estate investment data as of September 30 , 2019 ; Employee data as of April 1 , 2020 . Governance ESG Committee | Corporate Social Responsibility Team | Diversity & Inclusion Governing Committee We lead by example with our inclusive culture, community involvement, and environmental programs 51% of senior professionals in the U.S. are women or ethnically diverse Responsible Business Practices We strive to promote ESG themes by hosting events and partnering with top industry organizations A+ rating from UN Principles of Responsible Investing ( PRI) ¹ Industry Leadership Approx . $15 billion committed and invested in ESG and Impact Approx . $11 billion of ESG and Impact AUM Investing Responsibly ESG and Diversity are Core Firm Values and Drive Growth GCM Grosvenor is ahead of the industry curve in focusing on recognizing ESG investment considerations, which positions the fi rm well with clients as investors increasingly focus on risk - adjusted returns associated with socially responsible investment opportunities

16 $8.5 $9.0 $11.1 2017 2018 2019 ESG and Impact Investments AUM ($bn) Clean Energy Invested / Committed: $2.3bn Labor Impact Invested / Committed: $0.8bn Regionally Targeted Invested / Committed: $3.4bn 14% CAGR $15bn committed or invested in ESG - related themes since 2002; ~$4bn has been realized ESG and Impact Investments Drive AUM Growth Diverse Managers Invested / Committed: $6.6bn Other ESG Invested / Committed: $3.0bn

Business Highlights

18 Note : Data as of June 30 , 2020 ; Individuals with dual responsibilities are counted only once . ¹ Includes research and portfolio management, operational due diligence, risk management, and labor and government strategy . GCM Grosvenor is dedicated to the broader community and fostering a diverse and inclusive workplace Deep Bench of Talent, Strong Corporate Culture ▪ 485 employees ▪ 162 investment professionals¹ Depth of expertise ▪ 51% of senior professionals are women or ethnically diverse ▪ 59% of our employees based in the U.S. are women or ethnically diverse Diversity ▪ In 2019, our employees volunteered more than 10,000 total hours, with the firm supporting more than 250 organizations Community engagement Investment team Support and operational team Research & Portfolio Mgmt. 131 professionals Operational Due Diligence 16 professionals Risk Management 8 professionals Labor & Government Strategy 7 professionals Client Group 42 professionals Strategy 7 professionals Legal 17 professionals HR 15 professionals Marketing 22 professionals Finance 125 professionals Technology 38 professionals Administrative 51 professionals Michael Sacks Chairman & CEO Paul Meister Vice Chairman Jonathan Levin President Sandra Hurse Managing Director Francis Idehen Managing Director Frederick Pollock Managing Director Stacie Selinger Managing Director Executive management

19 Note : AUM as of March 31 , 2020 for private markets strategies and as of June 30 , 2020 for absolute return strategies . Deep, Tenured and Diversified Client Relationships Public Pensions Sovereign Entities Union Pensions Corporate Pensions Financial Institutions Other Institutional High Net Worth/ Family Office Endowments & Foundations % of AUM 42% 14% 8% 17% 6% 7% 5% 1% 23% 9% 5 % Our client base is institutional and stable Top 1 – 10 Top 11 – 20 Other % of management fees 68% 21% 11 % Our client base is diversified Americas APAC EMEA Rest of world % AUM 23% 9% 5% 63 % Our client base is global No single client contributes more than 5% of our management fees $57bn of AUM across over 500 institutional clients Average relationship of 12 years across our 25 largest clients

Advantages to GCM Grosvenor $ 13bn ( 23% of total) $ 44bn ( 77% of total) AUM¹ 20 Customized Separate Accounts Specialized Funds Contract ▪ Contract terms vary, including finite life and evergreen programs ▪ Finite life with 8 – 15 year terms or evergreen Characteristics ▪ Typically utilized by larger clients ▪ Risk - return objectives and program strategy developed in partnership with the client to meet its needs ▪ Utilized by both large and small clients ▪ Risk - return objectives and fund strategy developed by GCM Grosvenor to meet the market’s needs ▪ Funds representing our multi - asset class capabilities Client Benefits x Access to open architecture platform x Specifically tailored program to client objectives and constraints x Extension of staff x Provide value - add ancillary services, including administering capital on behalf of certain of our clients x Turnkey solution x Lower required investment to access x Embedded with the client, providing relationship stability x Opportunity to grow with the clients x Opportunity to expand the relationship into new areas x Secular tailwinds x Larger addressable market of investors ¹ AUM as of March 31 , 2020 for private markets strategies and as of June 30 , 2020 for absolute return strategies . How We Work With Clients

21 Long term fund relationship with embedded growth Long - term client relationships Expanding client relationships New client relationships Growing private markets allocations ▪ 65%+ of private markets AUM has a remaining tenor of 7+ years ▪ Significant embedded growth opportunity from raising the next vintage of long term flagship vehicles in the specialized fund business ▪ Average relationship of 12 years across our 25 largest clients ▪ Re - up capital was more than 50% of total customized accounts capital raised over the past three years ▪ 38% of our top 50 clients work with us in multiple investment verticals ▪ 245 new clients added since 2017 ▪ Maintaining or growing allocation requires continued commitments from clients ▪ Client allocations to private markets remain below targets Well Positioned to Continue to Serve and Grow Global Client Base

$3 $5 $6 $10 $14 $21 2004 2007 2012 2016 2020E 2025E 22 % Total alternative AUM share of global AUM Source : PricewaterhouseCoopers, Asset & Wealth Management Revolution : Embracing Exponential Change, 2017 . 9% % CAGR Continued growth in global institutional wealth 12% 4% 29% Projected growth in global alternative AUM Increasing demand from investors for alternative investment strategies Consistently strong historical performance of alternative investments Rising demand for customized portfolio construction Diversification benefits of a multi - asset class portfolio 15% 13% 12% 10% 9% 7 % Total alternative AUM ($ tn) Drivers of growth Secular Tailwinds Driving Industry Growth

Strong Performing Business With Attractive Financial Profile

- **GCM Grosvenor has growth embedded in the business today from raising successor funds in established franchises, $5.4bn of contracted capital that is expected to become fee paying in the near term and run-rate incentive fees that are materially above historical levels**
- **Such growth embedded in the business today can be supplemented with future success that would provide further upside to the projections**

High management fee centricity	▪ Management fees constitute ~90% of total fees attributable to GCM Grosvenor from 2017–2022E
Revenue sustainability	▪ 65%+ of private markets AUM has a remaining tenor of 7+ years ▪ Re-up capital was more than 50% of total customized accounts capital raised over the past three years
Embedded growth	▪ Planned successor fundraises expected to contribute ~$68mm of management fees ▪ Planned SPAC sponsorship to create significant liquid equity value for the business
Large amount of contractual capital	▪ $5bn+ of contracted capital on which fees will be paid upon deployment / ramp-in with annual fee potential of ~$27mm
Incentive fee earning power	▪ Firm AUM eligible for an annual performance fee has increased 26% since 2017 ▪ Run-rate carried interest potential of ~$69mm, 4x the 2019 levels
Embedded operating leverage	▪ Significant historical investments made in platform infrastructure, positioning us well for continued margin expansion
Further upside opportunity	▪ Additional growth opportunities not included in the financial projections that represent further potential upside to the financials › Includes new product lines, further client cross selling, new distribution channels, global expansion, and monetization of rich internal data sets

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Management Fees and Liquid Equity Value Growth Drivers

High visibility into $95mm of management fees and $105mm of founder shares equity value opportunities

Commentary

- Management fee growth tailwinds from upcoming specialized fund fundraises and all time high contractual AUM that has not yet begun paying its management fees
- Private markets specialized fund growth will be driven by the natural progression of successor funds for our established specialized fund franchises
- Private markets customized separate accounts growth will accelerate from all time high contractual AUM that has not yet begun paying management fees (~$4.8bn attributable to customized separate accounts)
  - As of Q1 2020, there was $5bn+ of total such AUM that is expected to contribute a run rate ~$27mm of management fees over the next several years (prior to incremental FPAUM from future fundraisings)

Specialized funds

6 successor funds planned to be raised between 2020–2023 → **~$68mm** of incremental management fees

Customized separate accounts

Contracted but not yet FPAUM ($bn)—Customized separate accounts represent ~$4.8bn of such capital


$5.4
$1.9
2017
Q1 '20

→ **~$27mm** of incremental management fees

Planned SPAC sponsorship

$700mm expected combined size of SPAC I and II → **$105mm** in expected equity value through founder shares

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< 5 years 19% 5 – 8 years 33% 8 – 12 years 29% > 12 years 19% Unrealized carry by age² 25 Note: A material portion of this carried interest is subject to non - controlling interest or has been awarded as compensation. ¹ Represents consolidated view, excluding all NCI and compensation related awards ; ² Unrealized carry age is calculated assuming a FYE look back date of December 31 , 2020 . Unrealized carried interest ($mm)¹ ▪ Growth in carried interest is driven by: › Overall strong fundraising › Higher percentage of funds raised in higher carry earning strategies (direct, secondary, co - investments) › More carry retained by GCM Grosvenor ▪ Our unrealized carried interest is unusually diversified by market strategy, vintage year and number of programs $328 $370 $370 $381 110 113 113 113 2017 2018 2019 2020 Q1 Gross unrealized carried interest Programs in unrealized carry position Maturing and Growing Carried Interest Position

26 ¹ "Carry dollars at work " defined as aggregate commitments to the relevant GCM Grosvenor Fund multiplied by the percentage of carried interest provided for in the governing documents of the relevant GCM Grosvenor Fund . Realization of current net accrued carried interest Current net accrued carried interest $120 Illustrative average estimated years to full realization 6.5 yrs Estimated annual realization $18 Realization of AUM raised between 2016-2020 YTD Firm's share of carry at work $564 (x) Assumed MOIC 1.85x Potential incremental carried interest earnings $479 (–) amount included in current net accrued carried interest (23) Potential incremental carried interest earnings, net $457 Illustrative average estimated years to full realization 9.0 yrs Estimated annual realization $51 Total run-rate carried interest potential $69 (x) 2019 carried interest 3.7x Commentary Run rate carried interest potential ($mm) Run Rate Carried Interest ▪ The firm’s share of carry dollars at work¹ has grown substantially in the past several years, driven by several factors › Growth in total private markets fundraising › Growth in the percentage of private markets fundraising associated with secondary, co - investments and direct investments — all of which typically have higher carried interest percentages › Growth in the firm’s retained share of such carried interest, which has increased from ~35% in 2014 to 50%+ today, with more upside opportunity remaining ▪ This pool of carried interest opportunity is highly diversified across funds, asset classes and vintages, making it very valuable ▪ The earnings power from the capital already raised to date is substantially higher than the carried interest running through the P&L historically › Such results will manifest themselves in accelerated unrealized carried interest balances over the next several years, and then in realizations ▪ A material portion of this carry will be subject to non - controlling interest in the near - term › As discussed on p. 40 - 41, such non - controlling interest is subject to repurchase under an option agreement at GCM Grosvenor’s sole discretion

$21.1 $29.1 2017 Run rate¹ 27 ▪ The amount of firm AUM eligible for an annual performance fee has increased 26% since 2017 ▪ As a result , for an equivalent level of performance, annual performance fees would be materially higher today compared to historical results ▪ Annual performance fees at an 8% gross return today would generate $29.1mm, or 1.4x the amount such return would have generated in 2017, highlighting the growth opportunity already embedded in the business today Performance fee eligible AUM ($bn) 2 6 % Run rate annual performance fees at 8% return ($mm) Commentary % growth 38% $10.1 $12.7 2017 Q2 2020 % growth Run Rate Annual Performance Fees ¹ B ased on performance - fee eligible AUM as of May 2020 .

Summary of Embedded Growth From Current Funds and Business Momentum

	Management fee growth	Incentive fee growth		Total[2]
From current contracted funds	**~$27mm** ~$5.4bn of contracted but not yet Fee Paying AUM (see p.24)	**~$50mm** Incremental run rate carry earnings from contracted funds (see p.26)	**~$8mm** Higher run rate annual performance fee opportunity (see p.27)	**~$85mm** from capital that is already raised and contracted
Embedded in business trajectory	**~$68mm** Incremental management fees from 6 successor funds planned to be raised between 2020–2023 (see p.14 and 24)	Large upside opportunity from carried interest in 6 successor funds, not included in the projections (see p.14)		**$68mm[1]+** from 6 successor funds planned to be raised between 2020–2022
	~$95mm in management fee growth	**$58mm[1]+** in incentive fees growth		**$153mm[1]+** in total fee growth

[1] Does not include any value associated with the carried interest on $7.8bn dollars associated with six successor funds planned to be raised between 2020–2023.

[2] Incremental ~$10mm of embedded pre-tax earnings growth due to interest expense savings, as a result of the net debt reduction from the transaction.

28

29 New specialized funds (Equity Opportunities Fund, Real Estate, Credit, ESG) Expanded distribution in certain markets New distribution channels Strategic, accretive and synergistic investment opportunities Monetization of data and analytics capabilities Multiple Avenues of Upside Not Included in the Projections SPAC Sponsorship

Attractive Public Company Investment Opportunity

- **GCM Grosvenor is a best-in-class solutions provider across all alternative investment strategies**
- **Best-in-class growth profile is a function of highly visible, sustainable opportunities with high operating leverage**
- **These factors result in a compelling investment opportunity valued at a meaningful discount to both solutions providers and U.S. alternative asset managers**

Solutions providers | U.S. alternative asset managers | Median

Adjusted pre-tax income CAGR[1] (2019–2022E)



18.4%
15.0%
5.8%
10.4%
18.4%
17.7%
15.6%
15.3%
12.5%
15.6%
GCM Grosvenor
Hamilton Lane
Partners Group
Ares
The Carlyle Group
KKR
Blackstone
Apollo

Adjusted pre-tax income CAGR[1] (2020–2022E)



43.8%
27.1%
19.4%
23.2%
36.3%
35.2%
32.6%
31.5%
22.6%
32.6%
GCM Grosvenor
Partners Group
Hamilton Lane
The Carlyle Group
KKR
Apollo
Blackstone
Ares

2021 P/E



17.7x
32.0x
26.4x
29.2x
18.4x
17.9x
17.9x
17.6x
13.8x
17.9x
GCM Grosvenor
2
Hamilton Lane
Partners Group
Ares
Blackstone
KKR
Apollo
The Carlyle Group

Source: FactSet, research reports, company filings.

Note: Market data as of July 31, 2020; Please refer to "Use of Non-GAAP Financial Measures" for additional information regarding the non-GAAP measures included in this presentation.

[1] Reflects adjusted pre-tax income for GCM Grosvenor, calendarized adjusted pre-tax net income for Hamilton Lane, pre-tax profit for Partners Group, pre-tax distributable earnings for Apollo, Blackstone, KKR, Carlyle, and pre-tax realized income for Ares.

[2] Reflects estimated pro forma equity value divided by adjusted net income plus NCI attributable to Mosaic, net of tax (please see p.44 for adjusted net income reconciliation).

30

In Summary: Key Investment Highlights Attractive public company investment opportunity 31 We are well positioned to continue to benefit from the secular trends underpinning the alternative asset management industry Stable and growing relationships with diversified and long tenured client base Deep bench of talent and strong corporate culture Identified opportunities for further incremental growth Embedded growth in revenue and profitability from the business today, with significant momentum Large and growing addressable market Strong performing business that spans the full spectrum of the alternatives universe

Financial Highlights

▪ Private markets strategies: › Specialized funds fundraising based on identified product pipeline › Customized separate accounts revenue growth driven by contracted capital turning to fee - paying AUM and fundraising in line with historical levels ▪ Absolute return strategies: › Fundraising in 2020 based on identified client flows and management projections of fundraising and product pipeline › Flat net fundraising flows beyond 2020 33 Fundraising and revenue growth assumptions Performance assumptions ▪ Private markets strategies: › Carried interest of $ 20 – 25mm per year based on realizations only 1 › Reflected conservatively in the projections in comparison to the run - rate carry earnings of ~$70mm per year (see p.26 for details) ▪ Absolute return strategies: 7.5 – 10.0% gross annual return Expense assumptions ▪ 2021 run rate compensation expense includes planned growth, which results in a 2020 – 2022 expense CAGR of 5.5% Note : Past performance is not necessarily indicative of future results . ¹ Reflects carried interest attributable to GCM Grosvenor plus NCI attributable to Mosaic . Key Financial Assumptions

34 $mm, unless otherwise mentioned Summary Non - GAAP Key Metrics Note : Please refer to "Use of Non - GAAP Financial Measures" for additional information regarding the non - GAAP measures included in this presentation . 1 Excludes fund expense reimbursement revenue . 2 The total fees attributable to GCM Grosvenor in 2019 as though the Mosaic transaction had occurred on 1 / 1 / 2019 would have been $ 341 . 8 mm . This would result in a ’ 19 – ’ 22 CAGR of 7 . 1% . 3 Adjusted EBITDA in 2019 as though the Mosaic transaction had occurred on 1 / 1 / 2019 would have been $ 107 . 9 mm . This would result in a ’ 19 – ’ 22 CAGR of 17 . 2% . 4 Adjusted pre - tax net income in 2019 as though the Mosaic transaction had occurred on 1 / 1 / 2019 would have been $ 79 . 6 mm . This would result in a ’ 19 – ’ 22 CAGR of 26 . 3% . 5 Mosaic NCI remains subject to a call option that can be exercised at any time at GCM Grosvenor’s sole discretion . Further detail is available on p . 40 – 41 . Actuals Projections CAGR 2017 2018 2019 2020 E 2021 E 2022 E 19 – '22E 20 – '22E Fee - p aying AUM $ 44. 1 $ 48.9 $ 50.0 $ 51.1 $ 58.9 $ 65.0 9.1% 12.8% M anagement fees 1 $308.3 $311.5 $318.0 $302.9 $350.1 $385.3 6.6% 12.8% Net incentive fees attributable to GCM Grosvenor 30.9 20.2 33.3 12.5 22.9 29.3 (4.1% ) 53.0% Total fees attributable to GCM Grosvenor 2 $344.6 $337.5 $358.8 $321.0 $378.3 $419.5 5.3% 14.3% % mgmt + admin fees as % of t otal f ees to GCM Grosvenor 91.0% 94.0% 90.5% 96.1% 94.0% 93.0% Adjusted EBITDA 3 $13 5.6 $11 3.8 $12 4 . 8 $ 100.4 $ 139.5 $ 173.6 11.6% 31.5% Adjusted pre - tax net income 4 10 8.0 8 3 . 5 9 6.6 77.5 126. 3 160. 4 18.4% 43.8% Adjusted net income 106. 7 82. 1 94. 3 76.9 97. 2 123. 5 NCI Attributable to Mosaic (gross of taxes) 5 NA NA NA 2.5 17.5 21.9 NCI Attributable to Mosaic (net of taxes) 5 NA NA NA 2.5 13.5 16.8

Appendix I

Pro Forma Transaction Capitalization

$mm, unless otherwise mentioned

Pro forma capitalization

($mm)	Post-transaction capitalization
Net debt + Mosaic call price [1]	$220
Pro forma market capitalization	**$1,954**
Pro forma enterprise value [2]	**$2,175**
Price / ('21 Adj. net income plus NCI attributable to Mosaic, net of tax)	**17.7x**
Price / ('22 Adj. net income plus NCI attributable to Mosaic, net of tax)	**13.9x**
EV/ ('21 Adj. EBITDA plus NCI attributable to Mosaic, gross of tax)	**13.9x**
EV/ ('22 Adj. EBITDA plus NCI attributable to Mosaic, gross of tax)	**11.1x**

Pro forma economic ownership at close



Sponsor shares
5.0%[3]
PIPE shares
9.5%
SPAC shares
14.2%
GCM Grosvenor
existing shareholders
71.4%

Equity sources

($mm)	$	%
SPAC cash-in-trust	$283	15.0%
PIPE financing	225	11.9%
Sponsors	*40*	*2.1%*
Additional investors	*185*	*9.8%*
GCM Grosvenor equity rollover	1,381	73.1%
Total sources	**$1,890**	**100.0%**

Equity uses

($mm)	$	%
GCM Grosvenor equity rollover	$1,381	73.1%
Secondary share purchases	150	7.9%
Cash to balance sheet	309	16.3%
Transaction expenses & other	50	2.6%
Total uses	**$1,890**	**100.0%**

[1] Comprised of $43mm of net debt plus $177mm net call price for Mosaic option.

[2] Enterprise value calculated as pro forma market capitalization plus $43mm of net debt plus $177mm of Mosaic call price.

[3] Includes $6mm investment from Cantor in a private placement concurrent with CFAC's IPO (already funded), $30mm investment from Cantor (pursuant to their forward purchase contract) and $10mm PIPE investment from M. Klein & Company.

36

37 Source : Company filings . ¹ Reflects net revenue, calculated as the sum of management fee - related revenue (including admin fees) and net incentive fees . ² For Blackstone, Apollo, and Carlyle, financial information is as of June 30 , 2020 . 92% 94% 79% 83% 87% 86% 74% 89% 8% 6% 21% 17% 13% 14% 26% 11% Revenue breakdown by t ype (LTM as of latest available) 1,2 Management fee - related revenue Net incentive fees FPAUM breakdown by a sset c lass (as of latest available) 1,2 45% 48% 30% 13% 35% 49% 17% 55% 23% 23% 77% 26% 51% 74% 29% 31% 10% 19% 9% 16% 20% Absolute return strategies / Public markets Private markets Private equity Credit Real assets Other N/A Comparison of GCM Grosvenor to Publicly Traded Peers

13.9x 27.1x 22.3x 16.0x 15.6x 15.0x 14.7x 11.2x 24.7x 38 2021 P/E 2022 P/E 5.5x 16.8x 11.9x 11.0x 10.9x 10.4x 6.3x 5.2x 13.9x 25.1x 23.7x 15.9x 15.3x 13.6x 13.0x 2021E EV / EBITDA 17.7x 32.0x 26.4x 18.4x 17.9x 17.9x 17.6x 13.8x 9.2x 11.0x 11.8x 12.5x 13.1x 20.3x 11.1x 2021E EV / revenue¹ 2022E revenue 20.3x 4.5x 5.7x 8.8x 9.1x 8.8x 14.8 x 4.9x 10.4x U.S. alternative asset managers Solutions providers Median 17.9x 29.2x 10.4x 14.3x 13.6x 24.4x Source : FactSet, company filings, research reports ; Note : Market data as of July 31 , 2020 ; ¹ Reflects net revenue, calculated as the sum of management fee - related revenue and net incentive fees Publicly Traded Comparable Companies 2022E EBITDA 15.0x 11.3x

Publicly Traded Comparable Companies (Cont'd)

Public trading comparables

($mm, except per share data)	Share price	Market capitalization	Enterprise value	Enterprise value / revenue[1] 2020E	2021E	2022E	Enterprise value / EBITDA[2] 2020E	2021E	2022E	Price / earnings[3] 2020E	2021E	2022E
GCM Grosvenor (Post-transaction valuation)	$10.00	$1,954	$2,175	6.7x	5.5x	4.9x	21.1x	13.9x	11.1x	24.6x	17.7x	13.9x
Hamilton Lane	$72.24	$3,871	3,856	13.5x	11.9x	10.4x	28.8x	25.1x	20.3x	38.1x	32.0x	27.1x
Partners Group	968.67	25,901	25,762	20.9x	16.8x	14.8x	30.3x	23.7x	20.3x	35.3x	26.4x	22.3x
Mean / median[4]				**17.2x**	**14.3x**	**12.6x**	**29.6x**	**24.4x**	**20.3x**	**36.7x**	**29.2x**	**24.7x**
Alternative asset managers												
Blackstone Group	$53.28	$64,070	$64,228	13.9x	10.9x	9.1x	22.0x	15.9x	13.1x	26.4x	17.9x	14.7x
Apollo Global Management	49.10	21,680	23,372	12.6x	10.4x	8.8x	20.8x	15.3x	12.5x	25.8x	17.6x	15.0x
The Carlyle Group	28.47	9,927	10,786	6.3x	5.2x	4.5x	15.6x	11.3x	9.2x	16.6x	13.8x	11.2x
KKR	35.37	29,975	32,068	13.6x	11.0x	8.8x	17.0x	13.0x	11.0x	23.7x	17.9x	15.6x
Ares Management	39.94	9,923	10,101	7.7x	6.3x	5.7x	17.5x	13.6x	11.8x	23.8x	18.4x	16.0x
Alternative asset managers mean				**10.8x**	**8.7x**	**7.4x**	**18.6x**	**13.8x**	**11.5x**	**23.3x**	**17.1x**	**14.5x**
Alternative asset managers median				**12.6x**	**10.4x**	**8.8x**	**17.5x**	**13.6x**	**11.8x**	**23.8x**	**17.9x**	**15.0x**

Source: FactSet, company filings, research reports.

Note: Market data as of July 31, 2020; Partners Group market data converted into USD as of market date and financial data as of filing date.

[1] Enterprise value includes corporate level debt and cash and excludes debt and cash held in investment vehicles, revenue reflects net revenue and is calculated as the sum of management fee-related revenue and net carried interest.

[2] Reflects as reported EBITDA for Hamilton Lane, Partners Group, and KKR, reflects pre-tax distributable earnings plus depreciation and amortization and interest expense as a proxy for all other firms.

[3] Earnings reflect non-GAAP earnings per share, which reflects after-tax distributable earnings for Blackstone, Apollo, Carlyle, KKR, and after-tax realized income for Ares, adjusted net income for Hamilton Lane and after-tax profit for Partners Group.

[4] Mean / median excludes GCM Grosvenor.

39

Mosaic Overview

Description of Mosaic transaction

- In 2020, GCM Grosvenor formed Mosaic Acquisitions 2020, L.P. (“Mosaic”), a Cayman Limited Partnership
  - GCM Grosvenor is the general partner of the entity and controls the entity
  - In exchange for cash, GCM Grosvenor transferred i) capital interests in certain historical GCM Grosvenor funds, ii) rights to receive a percentage of “carried interest” from certain GCM Grosvenor funds, iii) an agreement to provide additional funding under certain circumstances up to a maximum amount[1]
  - A third party investor is the limited partner of the entity and contributed cash for their partnership interests, including cash specifically designated to fund future capital contributions to GCM Grosvenor funds (“Mosaic cash”)
  - Mosaic has no rights to any GCM Grosvenor management fees and has no rights to any carry associated with fundraising after 12/31/2019
- The third party investor has a preferred return in Mosaic, after which GCM Grosvenor is entitled to all residual Mosaic economics
- GCM Grosvenor has the option to purchase the third party’s interests in Mosaic for the greater of 1.3x MOIC or an amount that results in a 12% pre-tax IRR, whichever is higher (currently $177mm, comparison on the right)
  - All monies received by the limited partner reduce the option call price
- GCM Grosvenor intends to report the following in its MD&A on a quarterly basis
  - 1) the option call price to collapse Mosaic as of the end of the prior quarter
  - 2) the amount of cash flow Mosaic received in the trailing twelve month period
  - 3) the remaining Mosaic Cash balance in Mosaic
  - 3) the NAV of the capital that GCM Grosvenor would acquire through exercise of the option
  - 4) the amount of carry at liquidation value that GCM Grosvenor would acquire through the exercise of the call
  - 5) the 2016–2019 Mosaic carry dollars at work[2] that GCM Grosvenor would acquire through the exercise of the call

Key metrics overview ($mm)

	As of 3/31
Mosaic cash	$48.2
NAV of Mosaic fund investments[3]	59.1
Mosaic unrealized carried interest at NAV[4]	104.3
2016–2019 Mosaic carry dollars at work[2]	422.7
Mosaic LTM PF carried interest[5]	12.6

Option call price is the greater of the following:	
Net call price at 1.30x MOIC	**$176.9**
Net call price at 12% pre-tax IRR	*126.4*

[1] Based on cash flow up to the relevant date, GCM Grosvenor may be required to make payments up to a maximum amount of $4.9mm at 12/31/20, $7.5mm at 12/31/21, and $7.5mm at 12/31/22; all such payments reduce the option price dollar for dollar. GCM Grosvenor may also be required to fund up to $15mm for investments alongside other Limited Partners in GCM Grosvenor funds after the Mosaic cash has been fully deployed for that purpose; the interests in such investments would be included in the existing option agreement.

[2] “Mosaic carry dollars at work" defined as aggregate Limited Partner commitments to the relevant GCM Grosvenor Fund in which Mosaic has an interest, multiplied by the percentage of carried interest provided for in the governing documents of the relevant fund, multiplied by Mosaic’s share.

[3] NAV of Mosaic fund investments represents the pro rata capital investment owned by Mosaic in the relevant funds alongside other Limited Partners.

[4] Mosaic unrealized carried interest at NAV defined as the amount of carried interest that would be received by Mosaic if all underlying investments were liquidated at current NAV.

[5] Mosaic interests only include tax carry after 12/31/2020. The amount shown includes all tax carry that would be Mosaic as though it was after 12/31/2020. Without such tax carry, the LTM PF Carried Interest would have been $4.9mm.

40

41 $mm, unless otherwise noted Mosaic Unwind Impact Note : Please refer to "Use of Non - GAAP Financial Measures" for additional information regarding the non - GAAP measures included in this presentation . 1 Mosaic option is exercisable by GCM Grosvenor at any time . Such call price is calculated as the greater of 1 . 3 x MOIC or 12 % pre - tax IRR on an initial investment of $ 173 mm, less the Mosaic cash (that was $ 48 . 2 mm as of 3 / 31 / 20 ) . The call price is reduced by : 1 ) the NCI attributable to Mosaic, gross of tax ; 2 ) potential payments of up to a maximum of $ 4 . 9 mm, $ 7 . 5 mm and $ 7 . 5 mm in 2020 - 2022 , respectively, and 3 ) realization of fund investments held by Mosaic . Such net price would be increased by the amount of Mosaic cash that is invested into new fund investments before such exercise date . 2 See prior page for term definitions . The pricing shown assumes that NCI attributable to Mosaic, gross of tax is as presented in the table above ; the potential payments made are $ 4 . 9 m in 2020 , and $ 0 in 2021 and 2022 ; fund investment realizations of $ 5 . 0 mm in 2020 - 2022 ; and Mosaic cash investment into new fund investments of $ 5 . 0 mm in 2020 - 2022 . 2020E 2021E 2022E Adjusted EBITDA $ 100.4 $ 139.5 $ 173.6 Adjusted n et i ncome 76.9 97.2 123.5 NCI attributable to Mosaic (gross of tax) 2.5 17.5 21.9 NCI attributable to Mosaic (net of tax) 2.5 13.5 16.8 Adjusted EBITDA $ 100.4 $ 139.5 $ 173.6 NCI attributable to Mosaic (gross of tax) 2.5 17.5 21.9 Adjusted n et i ncome $76.9 $97.0 $123.3 NCI attributable to Mosaic (net of tax) 2.5 13.5 16.8 Mosaic call p rice , net of Mosaic cash 1 $169.5 $152.0 $135.0 Other Mosaic assets 2 As of 3/31 Mosaic cash $48.2 NAV of Mosaic fund i nvestments 59.1 Mosaic unrealized c arried i nterest at NAV 104.3 2016 – 2019 Mosaic carry d ollars at work 422.7

42 Pro Forma Structure ¹ Residual interest is entitled to distributions when third party investor’s preferred return hurdle is reached . Grosvenor Capital Management Holdings, LLLP Mosaic Acquisitions 2020, L.P. Common Units and Warrants G P PubCo HoldCo Public Stockholders Sponsor PIPE Investors Class A Common Stock and Warrants (1 vote per share) Class C Common Stock and Warrants (10 votes per share) Common Units GCM V and Management Holdings Entities G P Third Party Investor GCM Grosvenor Subsidiaries

Appendix II

Reconciliation to Non-GAAP Metrics

$mm, unless otherwise mentioned

	Actuals			Projections		
	2017	2018	2019	2020E	2021E	2022E
Adjusted pre-tax income and adjusted net income						
Net income attributable to GCM Grosvenor	$53.0	$39.2	$46.8			
Plus:						
Income taxes	1.3	1.4	2.3			
Change in fair value of derivatives	1.3	1.3	5.4			
Amortization of intangibles	7.7	7.8	7.8			
Severance expense	4.0	4.8	4.7			
Transaction expenses	4.6	4.6	0.8			
Gain on settlement	(11.2)	–	–			
Loss on extinguishment of debt	1.9	–	–			
Other	3.7	2.0	0.9			
Partnership interest-based compensation	41.4	19.5	30.2			
Other non-cash compensation	1.4	1.8	4.0			
Less:						
Investment income, net of noncontrolling interest	(4.5)	(2.8)	(5.6)			
Net compensation expense associated with deferred revenue carry	3.3	3.9	(0.7)			
Adjusted pre-tax income	**$108.0**	**$83.5**	**$96.6**	**$77.5**	**$126.3**	**$160.4**
Less: income tax expense[1]	(1.3)	(1.4)	(2.3)	(0.6)	(29.0)	(36.9)
Adjusted net income	**$106.7**	**$82.1**	**$94.3**	**$76.9**	**$97.2**	**$123.5**
NCI Attributable to Mosaic, Net of Tax	***N/A***	***N/A***	***N/A***	***2.5***	***13.5***	***16.8***
Adjusted EBITDA						
Adjusted net income	**$106.7**	**$82.1**	**$94.3**	**$76.9**	**$97.2**	**$123.5**
Plus:						
Income tax expense	1.3	1.4	2.3	0.6	29.0	36.9
Depreciation	4.2	3.9	2.5	3.5	3.5	3.5
Net interest expense	23.4	26.5	25.7	19.4	9.8	9.8
Adjusted EBITDA	**$135.6**	**$113.8**	**$124.8**	**$100.4**	**$139.5**	**$173.6**
NCI Attributable to Mosaic, Gross of Tax		***N/A***	***N/A***	***2.5***	***17.5***	***21.9***

Note: Please refer to "Use of Non-GAAP Financial Measures" for additional information regarding the non-GAAP measures included in this presentation.

44

[1] Income tax expense in 2021E and 2022E is based on an assumed rate of 23.0%.

45 Reconciliation to Non - GAAP Metrics (cont’d) Actuals Projections 2017 2018 2019 2020E 2021E 2022E Net incentive fees attributable to GCM Grosvenor Incentive fees $59.6 $57.1 $84.2 Less: carried interest expense attributable to employees and former employees (24.7) (27.9) (39.6) Less: carried interest attributable to other noncontrolling interest holders, net (3.9) (9.0) (11.3) Net incentive fees attributable to GCM Grosvenor $30.9 $20.2 $33.3 $12.5 $22.9 $29.3 Net fees attributable to GCM Grosvenor Total operating revenues $377.0 $378.5 $416.4 Less: reimbursement of expenses paid on behalf of GCM funds and affiliates (3.8) (4.1) (6.7) Less: carried interest expense attributable to employees and former employees (24.7) (27.9) (39.6) Less: carried interest attributable to other noncontrolling interest holders, net (3.9) (9.0) (11.3) Net fees attributable to GCM Grosvenor $344.6 $337.5 $358.8 $321.0 $378.3 $419.5 $mm, unless otherwise mentioned Note : Please refer to "Use of Non - GAAP Financial Measures" for additional information regarding the non - GAAP measures included in this presentation .